Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SOUTHWEST GAS HOLDINGS, INC.

a California corporation

I.

The name of said corporation is and shall be Southwest Gas Holdings, Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III.

The name and address in the State of California of this corporation’s initial agent for service of process is:

Samuel Grandlienard

13471 Mariposa Road, Victorville, CA 92395-5315

IV.

The initial street address of this corporation is:

13471 Mariposa Road, Victorville, CA 92395-5315

V.

This corporation is authorized to issue three classes of shares of stock, to be designated respectively, as “Preferred Stock;” “Preference Stock;” and “Common Stock.” The total number of shares which this corporation shall have authority to issue is 67,000,000 and the aggregate par value of all shares that are to have a par value shall be $100,000,000. The number of shares of Preferred Stock shall be 5,000,000 and without par value; the number of shares of Preference Stock shall be 2,000,000 and shall have a par value of each share of said class of $20; the number of shares of Common Stock shall be 60,000,000 and shall have a par value of each share of said class of $1.

1.	PREFERRED STOCK

Except as otherwise provided by law, shares of Preferred Stock, in preference to the holders of the Preference Stock and the Common Stock, may be issued from time to time, in one or more series, and the Board of Directors of the corporation is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

2.	PREFERENCE STOCK

Except as otherwise provided by law, shares of Preference Stock, in preference to the holders of the Common Stock, may be issued from time to time, in one or more series, and the Board of Directors of the corporation is authorized to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, or the liquidation preferences of any wholly unissued series, together with the designation of any such series and the number of shares which shall constitute any such unissued series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

3.	COMMON STOCK

Subject to the voting rights and other rights, preferences and privileges above provided in this Article V with respect to the Preferred Stock and the Preference Stock, and except as otherwise provided by law, shares of Common Stock and/or the holders thereof shall have full voting rights and powers for the election of directors and for all other purposes, voting together as a single class, and shall be entitled to receive dividends as and when they are declared by the Board of Directors. Upon liquidation, distribution or winding up of the corporation, the assets of the corporation available for distribution to the holders of the Common Stock shall be distributed ratably among the holders of all shares of the Common Stock at the time outstanding. The Common Stock shall have no conversion, subscription or preemptive rights, nor shall it be subject to redemption, call or assessment.

V-A

1.	SUPERMAJORITY OF SHARES REQUIRED TO APPROVE CERTAIN TRANSACTIONS

The affirmative vote of the holders of not fewer than 85 percent of the outstanding shares of “Voting Stock” (as hereinafter defined) of this corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of this corporation with any “Dominant Stockholder” (as hereinafter defined); provided, however, that the 85 percent voting requirement shall not be applicable if any of the following shall occur:

(a)    The Board of Directors of this corporation, by the affirmative vote of not fewer than 65 percent of the members thereof, expressly approves in advance the acquisition of the outstanding shares of Voting Stock that caused such Dominant Stockholder to become a Dominant Stockholder; or

(b)    The Board of Directors of this corporation, by the affirmative vote of not fewer than 65 percent of the members thereof, expressly approves such Business Combination in advance of such Dominant Stockholder becoming a Dominant Stockholder; or

(c)    The Board of Directors of this corporation, by the affirmative vote of not fewer than 85 percent of the members thereof, approves such Business Combination subsequent to such Dominant Stockholder becoming a Dominant Stockholder; or

(d)    The Board of Directors of this corporation, by the affirmative vote of not fewer than 85 percent of the members thereof, shall determine that the cash or fair market value of the property, securities or other consideration to be received per share by holders of Voting Stock of this corporation (which shall include, without limitation, all Voting Stock of this corporation retained by them) in the Business Combination is not less than the “Highest Per Share Price” or the “Highest Equivalent Per Share Price” (as these terms are hereinafter defined) paid by the Dominant Stockholder in acquiring any of its holdings of this corporation’s Voting Stock.

2.	DEFINITIONS

For the purposes of this Article V-A;

(a)    Business Combination. The term “Business Combination” shall include, without limitation, (i) any merger or consolidation of this corporation with or into any Dominant Stockholder or any entity controlled by or under common control with a Dominant Stockholder, (ii) any merger or consolidation of a Dominant Stockholder with or into this corporation or any entity controlled by or under common control with this corporation, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the property and assets of this corporation to a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (iv) any purchase, lease, exchange, transfer or other acquisition by this corporation of all or substantially all of the property and assets of a Dominant Stockholder, or any entity controlled by or under common control with a Dominant Stockholder, (v) any recapitalization of this corporation that would have the effect of increasing the voting power of a Dominant Stockholder, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b)    Dominant Stockholder. The term “Dominant Stockholder” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates,” “Beneficially Owns” (as these terms are hereinafter defined) in the aggregate 10 percent or more of the outstanding Voting Stock of this corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

A Dominant Stockholder shall be deemed to have acquired a share of Voting Stock of this corporation at the time when such Dominant Stockholder became the Beneficial Owner thereof. Without limitation, any share of Voting Stock of this corporation that any Dominant Stockholder has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Dominant Stockholder and to be outstanding for purposes of this subparagraph (b).

(c)    Affiliate. An “affiliate” of, or a person “affiliated” with, a specified person such as a Dominant Stockholder, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d)    Associate. The term “associate,” used to indicate a relationship with any person such as a Dominant Stockholder, means (i) any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or any of its parents or subsidiaries.

(e)    Beneficially Owns or Beneficial Owner. A “beneficial owner” of, or one who “beneficially owns,” a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, (i) has the right to acquire such security through the exercise of any option, warrant or right or through the conversion of another security into such security, or (ii) has or shares voting power which includes the power to vote, or to direct the voting of, such security, and/or (iii) has or shares investment power which includes the power to dispose of, or to direct the disposition of, such security.

(f)    Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of Common Stock (together, solely for the purpose of identifying a Dominant Stockholder, with certain authorized but unissued shares that a Dominant Stockholder is deemed to Beneficially Own), and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(g)    Highest Per Share Price and Highest Equivalent Per Share Price. The terms “Highest Per Share Price” and “Highest Equivalent Per Share Price” as used in this Article V-A shall mean the following:

The Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any share of Voting Stock. If there are any securities of this corporation outstanding (“related securities” herein) that entitle the holder thereof to purchase, or that are convertible into, Voting Stock, the Highest Equivalent Per Share Price shall mean, with respect to each type, class and/or series of related securities, the amount in each case determined by the affirmative vote of not fewer than 85 percent of the members of the Board of Directors, on whatever basis they believe in good faith to be appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Dominant Stockholder for any such related securities. In determining the Highest Per Share Price and Highest Equivalent Per Share Price, all purchases of Voting Stock and related securities of this corporation by the Dominant Stockholder shall be taken into account regardless of whether they occurred before or after the Dominant Stockholder became a Dominant Stockholder. With respect to shares of Voting Stock owned by Affiliates, Associates or other persons whose ownership is attributed to a Dominant Stockholder, if the price paid by such Dominant Stockholder for such shares is not determined by the affirmative vote of not fewer than 85 percent of the members of the Board of Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (ii) the market price of the shares in question at the time when the Dominant Stockholder became the Beneficial Owner thereof. The Highest Per Share Price and the Highest Equivalent Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees or other value paid by the Dominant Stockholder with respect to all Voting Stock and related securities acquired by the Dominant Stockholder.

3.	SUPERMAJORITY OF SHARES REQUIRED TO AMEND OR REPEAL THIS ARTICLE

The provisions set forth in this Article V-A may not be amended, altered, changed or repealed in any respect unless approved by the affirmative vote of the holders of not fewer than 65 percent of the outstanding shares of Voting Stock (as defined in this Article V-A) at a meeting of the shareholders duly called and unless the consideration of any such amendment, alteration, change or repeal shall have been included as an agenda item in the notice of such meeting; provided, however, that if there is a Dominant Stockholder (as defined in this Article V-A) on the record date for determining the holders of Voting Stock entitled to vote at such meeting, any such amendment, alteration, change or repeal must be approved by the affirmative vote of the holders of not fewer than 85 percent of the outstanding shares of Voting Stock of this corporation.

VI.

The directors of this corporation need not be shareholders.

VII.

1.    The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

2.    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

3.    The corporation is authorized to purchase and maintain insurance from any insurance company, whether or not the shares of such insurance company are wholly or partially owned by the corporation, on behalf of agents (as defined in Section 317 of the California Corporations Code) against liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

For the purpose of forming the corporation under the laws of the State of California, the undersigned sole incorporator has executed these Articles of Incorporation.

Dated: September 1, 2016	/s/ Joshua Westerman
Joshua Westerman
Incorporator